EXHIBIT 10.26

July 22, 2013

Dan Menichella

1555 Queens Road West

Charlotte, NC 28207

Dear Dan,

Applied Genetic Technologies Corporation (the “Company”) is pleased to offer you a full time position as VP and Chief Business Officer at an annual salary of $ 290,000. Your net compensation will be less applicable deductions, taxes, and other amounts required by federal and state laws. Your starting date will be at a time mutually agreed by you and the company.

Additionally, the Company is pleased to offer you a signing bonus of $14,000 or 5% of your starting salary. This bonus is an incentive for you to join the Company as a long-term employee.

Further, you will be eligible to participate in the management performance bonus plan. You will be eligible for a bonus of up to 25% of your annual salary based on completion of specific goals defined and agreed to at the beginning of each fiscal year (July 1st). During your first year of employment you will be eligible to have the bonus increase to either 30% or 35% of your annual salary depending on meeting specific financial targets associated with the goals. The actual amount of the bonus will be subject to the approval of the Board of Directors.

As a Company employee you will be eligible to enroll in the employee benefit plans and programs as described and provided by our leasing agent TriNet. AGTC is a drug free workplace and you will therefore be required to submit to a drug screening; authorization for this will be sent separately by TriNet. The Company contribution towards health insurance, and other benefits which you may choose, will be up to $500 per month; this amount may increase if you need to provide coverage to any additional family members. The Company also offers its employees participation in a 401(k) plan also administered through TriNet and matches each employee’s contribution up to a maximum of 4% of their annual salary. Each employee has full control over investment vehicle selection and monitoring.

You will be entitled to 20 days of Paid Time Off, based on your employment anniversary date in addition to the standard company holidays as described in our Employee Manual. The time will be accrued on a bi-weekly basis and may be used as soon as it is earned. You will receive one additional day per year for each full year of employment based on your anniversary date, up to a maximum of 30 days. This time is for you to use as needed for vacation, family business, sick days or other necessary time away from work. Such leave may be accumulated over three years but in no event shall your leave be accrued in excess of 45 days per year. If your employment terminates for any reason whatsoever, you shall be entitled to receive, in addition to any unpaid salary, any unused PTO accrued to the date of your termination of employment but not to exceed 45 days. The Company has the right to modify, amend or terminate any such plans and programs described above at any time at its sole discretion.

The Company will reimburse you for all reasonable and necessary traveling expenses and other disbursements actually incurred by you for or on behalf of the Company in the performance of your duties during your employment. The Company will also reimburse you for the purchase of a cell phone of your choice and all business related monthly charges. As with other employees, you will be required to submit to the Company reports of claims of such expenses and disbursements for approval and reimbursement by the Company.

Finally the Company has set up an Employee Incentive Stock Option Plan in which you are eligible to participate. Upon formal approval by the Board of Directors, you will be issued 4,443,900 options with an exercise price of $.01. These options will vest over a period of four years, with an initial one year cliff.

The Company conducts performance reviews on all personnel in July of each year. Consideration is given for salary increases annually during the review period but going through the review process in itself does not mandate that an employee will receive a raise. The employee’s performance and progression will dictate that.

As you are aware, your employment by the Company is full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company, all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, we would kindly request that you sign the Nondisclosure, Inventions and Non-Competition Agreement, which will be sent separately.

This letter agreement is not intended to, nor does it create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is on an “at will” basis and is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or salary in lieu thereof. Your employment may also be terminated for cause by the Company at any time without advance written notice.

If your employment is terminated prior to August 1, 2018 because either (A) the Company terminates your employment without Cause or (B) upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with substantially equivalent responsibilities and with total compensation and benefits at least equivalent to those you are receiving from the Company immediately prior to the event or a severance package equal to or greater than this severance package; and provided that you execute and do not revoke a Release and Settlement Agreement in the form acceptable to the Company, you will be entitled to receive an amount equal to six (6) months’ base salary (less all applicable deductions) payable in accordance with the then-current payroll policies of the Company or as otherwise agreed to by you and the Company.

Upon termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

By your signature below, you represent and warrant to the Company that you are not subject to any employment, non-competition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein.

This letter agreement, the Nondisclosure, Inventions and Non-Competition Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of Delaware. The Agreements constitute the entire agreement between the Company and you, and supersede any and all previous oral or written representation, communication, understanding or agreement between us. Any and all changes or amendments to the Agreements shall be made in writing and signed by the parties.

If the foregoing accurately reflects your expectations for employment at the Company, we would appreciate your returning to us a signed copy of this letter duly signed and dated in the space provided, whereupon this letter agreement shall become binding upon you and the Company. This offer is valid through July 22, 2013.

Finally, it is with great pleasure that I offer you this position at AGTC. The Company is delighted with the prospect of your joining our team. We have exciting and challenging work ahead of us!

Sincerely,

/s/ Susan B. Washer

Susan B. Washer

President and CEO

Consented to and Agreed:

/s/ Dan Menichella	7/22/2013
Dan Menichella	Date